EXHIBIT 99

                                       FOR: Consolidated Graphics, Inc.

                               APPROVED BY: Ronald E. Hale, Jr.
                                            Vice President & Treasurer
                                            (713) 787-0977

                                   CONTACT: Betsy Brod/Jonathan Schaffer
                                            Media: Merridith Ingram/Heather Fox
                                            Morgen-Walke Associates, Inc.
                                            (212) 850-5600
FOR IMMEDIATE RELEASE

                CONSOLIDATED GRAPHICS TO ACQUIRE APPLE GRAPHICS
                           OF LOS ANGELES, CALIFORNIA

     Houston, Texas - June 2, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it signed a letter of intent to acquire Apple Graphics, a high quality commercial printer that has operated in Los Angeles for 27 years. The company provides its customers a complete range of printing services from digital pre-press to six-color printing, as well as a full service bindery. Kevin Polley, President, and Nancy Bremer, General Manager, will continue to lead the company upon completion of the transaction. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Apple Graphics has developed a solid reputation in Los Angeles, the nation's third largest print market. With a dedication to quality and service, the management team of Kevin Polley and Nancy Bremer has established a successful track record of continuous growth and innovation."

     Kevin Polley added, "By joining Consolidated Graphics, we gain access to important financial and managerial resources that will help us continue our strong growth. Through investment in new technology and incorporation of a `best practices' approach, we can continue to build on our past successes and work to achieve our full potential."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 56 companies with annualized revenues in excess of $610 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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